Exhibit 99.1

STORE Capital Announces First Quarter 2016 Operating Results

Raises 2016 Acquisition Volume Guidance; Narrows 2016 AFFO Per Share Guidance

SCOTTSDALE, Ariz., May 5, 2016 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the first quarter ended March 31, 2016.

Highlights

For the quarter ended March 31, 2016:

•                  Total revenues of $85.2 million

•                  Net income per share of common stock of $0.18 (basic and diluted)

•                  AFFO of $55.8 million

•                  AFFO of $0.40 per common share (basic and diluted)

•                  Declared a regular quarterly cash dividend per common share of $0.27

•                  Invested $284.5 million in 73 properties at an initial weighted average cap rate of 8.0%

Management Commentary

“With our first quarter results, we are off to a great start for 2016,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital.  We significantly increased our quarterly profitability, originated $285 million of gross investments and brought our highly diversified investment portfolio to $4.3 billion.  During the quarter, the public float of our shares rose meaningfully, with an earlier than expected divestiture by our founding stockholder of their shares in STORE just 17 months after our IPO. We believe this rapid exit was enabled by our unique approach to the large market that we address for Single Tenant Operational Real Estate net-lease solutions.  STORE’s outstanding reception in the marketplace has enabled us to build a strong financial foundation and business franchise while delivering market-leading investment activity and standout growth.

“Based on our investment activity we have closed thus far in 2016, we are increasing our guidance on real estate acquisition volume for 2016 to approximately $900 million, net of projected property sales, and narrowing our 2016 AFFO per share guidance range to $1.60 to $1.63.  We are excited about the remainder of this year as we continue to build on the founding principles that have created one of the largest and fastest-growing net-lease REITs operating today.”

Financial Results

Total Revenues

Total revenues were $85.2 million for the first quarter of 2016, an increase of 38.7% from $61.5 million for the first quarter of 2015. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $3.1 billion in gross investment amount representing 1,073 property locations at March 31, 2015 to $4.3 billion in gross investment amount representing 1,397 property locations at March 31, 2016.

Net Income

Net income increased to $24.8 million, or $0.18 per basic and diluted share, for the first quarter of 2016 compared to $17.1 million in net income, or $0.15 per basic and diluted share, for the first quarter of 2015.  Net income for the first quarter of 2016 includes a $0.3 million net loss on the sale of one property; in comparison, the first quarter of 2015 included a $1.0 million provision for impairment of real estate.

Adjusted Funds from Operations (AFFO)

AFFO increased 41.2% to $55.8 million, or $0.40 per basic and diluted share, for the first quarter of 2016, compared to AFFO of $39.5 million, or $0.34 per basic and diluted share, for the first quarter of 2015.  The increase in AFFO between years was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.27 for the first quarter ended March 31, 2016. This dividend, totaling $38.0 million, was paid on April 15, 2016 to stockholders of record on March 31, 2016.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $284.5 million of gross investments representing 73 property locations during the first quarter of 2016. These investments had an initial weighted average cap rate of 8.0%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

Portfolio

At March 31, 2016, STORE Capital’s real estate portfolio totaled $4.3 billion representing 1,397 property locations, substantially all of which are profit centers for the Company’s customers. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents other loans receivable secured by the tenants’ other assets.  As of March 31, 2016, the portfolio’s annualized base rent and interest (based on rates in effect on March 31, 2016 for all lease and loan contracts) totaled $356.3 million. The weighted average non-cancelable remaining term of the leases at March 31, 2016 was approximately 14 years.

The Company’s customers operate their businesses across more than 340 brand names, or concepts, and the largest single concept represented approximately 3.1% of the Company’s annualized base rent and interest as of March 31, 2016.

Portfolio At A Glance — As of March 31, 2016

Investment property locations	1,397
Customers	321
Industries in which customers operate	90
States	47
Proportion of portfolio from direct origination	~75%
% of investment portfolio subject to STORE preferred contracts*	89%
Weighted average annual lease escalation(1)	1.7%
Weighted average remaining lease contract term	~14 years
Occupancy(2)	99.9%
# of properties not currently operating but subject to a lease(3)	6
# of investment locations subject to a ground lease	14
% of investment portfolio subject to NNN leases*	97%
% of investment portfolio subject to master leases*(4)	80%
Average investment amount/replacement cost (new)(5)	82%
% of investment locations providing unit-level financial reporting	97%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(6)	2.12x/2.64x
Proportion of investment contracts rated investment grade(7)	~75%

* Based on annualized base rent and interest.

(1)         Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing less than 0.3% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(2)         The Company defines occupancy as a property being subject to a lease or loan contract.  As of March 31, 2016, two of the Company’s properties were vacant and not subject to a contract.

(3)         Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.

(4)         Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Based on annualized base rent and interest, 81% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(5)         Represents the ratio of purchase price to replacement cost (new) at acquisition.

(6)         STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense.

(7)         Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a risk measure reflective of both the credit risk of its tenants and the profitability of the operations at the properties.  As of March 31, 2016, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba1’ as measured by Moody’s Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa1’.

Capital Transactions and Subsequent Events

Between February 1, 2016 and April 1, 2016, STORE Holding Company, LLC (“STORE Holding”), the Company’s founding stockholder which is directly and indirectly owned by certain investment funds managed by Oaktree Capital Management, L.P., completed three public offerings of the Company’s common stock. With the completion of the last offering on April 1, 2016, STORE Holding no longer holds any shares of STORE Capital’s common stock. The Company did not receive any proceeds from these sales of shares of common stock sold by STORE Holding.  Pursuant to a registration rights agreement, the Company incurred approximately $0.8 million of expenses, primarily registration fees, legal and accounting costs, during the first quarter of 2016 on behalf of STORE Holding, the selling stockholder, related to its sale of all its holdings of STORE Capital common stock.

Subsequent to March 31, 2016, the Company incurred an aggregate of $300 million of additional indebtedness having a weighted average term of eight years at a blended interest rate at closing of 4.1% as follows:  on April 28, 2016, the Company executed a private placement for $200 million of unsecured, investment-grade rated 4.73% Senior Notes, Series C due April 2026 and, on April 26, 2016, entered into a $100 million floating-rate, unsecured five-year term loan with the same group of lenders participating in its unsecured revolving credit facility.  Concurrent with the closing of the floating-rate loan, the Company entered into interest rate swaps that effectively convert the floating rate to a fixed rate, which was approximately 2.7% at closing, for the term of the loan.

In April, the Company also increased the total commitment under its unsecured credit facility to $500 million by accessing $100 million of availability under the accordion feature of that facility.

2016 AFFO Guidance

The Company is increasing its expected 2016 annual real estate acquisition volume, net of projected property sales, to approximately $900 million and expects that 2016 AFFO per share will be in the range of $1.60 to $1.63.  AFFO per share guidance equates to anticipated net income of $0.73 to $0.74 per share, plus $0.77 to $0.79 per share of expected real estate depreciation and amortization, plus approximately $0.10 per share related to noncash items and real estate transaction costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss first quarter ended March 31, 2016 operating results and answer questions.

•                  Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)

•                  Conference call replay available through May 19, 2016: 877-344-7529 (domestic) or 412-317-0088 (international)

•                  Replay access code: 10083302

•                  Live and archived webcast: http://ir.storecapital.com/webcasts

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,397 property locations, substantially all of which are profit centers, in 47 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases and certain other expenses not related to its ongoing operations.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude additional non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation as such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. Additionally, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases. The Company views transaction costs to be a part of the investment in the real estate it acquires, similar to the treatment of acquisition and closing costs on sale-leaseback transactions, which are capitalized as a part of the investment in the asset. The Company believes that transaction costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO.  Similarly, in 2016 the Company excluded the offering expenses incurred on behalf of its selling stockholder, STORE Holding, when it exited all of its holdings in STORE Capital common stock, as those costs are not related to the Company’s ongoing operations.  As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Media and Investor Contacts:

Financial Profiles, Inc.

Moira Conlon, 310-622-8220

Paige Hart, 310-622-8244

STORECapital@finprofiles.com

Financial tables begin on following page —

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

		Three months ended March 31,
		2016	2015
		(unaudited)
	Revenues:
	Rental revenues	$80,767	$58,838
	Interest income on loans and direct financing receivables	4,415	2,598
	Other income	52	23
	Total revenues	85,234	61,459

	Expenses:
	Interest	23,435	17,229
	Transaction costs	234	259
	Property costs	486	295
	General and administrative	8,591	6,635
	Selling stockholder costs	800	—
	Depreciation and amortization	26,479	18,892
	Provision for impairment of real estate	—	1,000
	Total expenses	60,025	44,310

	Income from operations before income taxes	25,209	17,149
	Income tax expense	69	83
	Income before loss on disposition of real estate	25,140	17,066
	Loss on disposition of real estate	347	—
	Net income	$24,793	$17,066

	Net income per share of common stock - basic and diluted	$0.18	$0.15

Weighted average common shares outstanding:	Basic	140,354,143	114,633,300
	Diluted	140,564,379	114,633,300

	Dividends declared per common share	$0.27	$0.25

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,276,762	$1,187,482
Buildings and improvements	2,666,134	2,490,394
Intangible lease assets	92,063	88,724
Total real estate investments	4,034,959	3,766,600
Less accumulated depreciation and amortization	(210,626)	(184,182)
	3,824,333	3,582,418
Real estate investments held for sale, net	2,274	—
Loans and direct financing receivables	225,710	213,342
Net investments	4,052,317	3,795,760
Cash and cash equivalents	30,956	67,115
Other assets	52,090	48,513
Total assets	$4,135,363	$3,911,388

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$242,000	$—
Unsecured term notes payable, net	172,527	172,442
Non-recourse debt obligations of consolidated special purpose entities, net	1,593,612	1,597,505
Dividends payable	38,037	38,032
Accounts payable and accrued expenses	34,482	36,196
Other liabilities	8,356	7,420
Total liabilities	2,089,014	1,851,595

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 140,879,389 and 140,858,765 shares issued and outstanding, respectively	1,409	1,409
Capital in excess of par value	2,162,788	2,162,130
Distributions in excess of retained earnings	(117,366)	(103,453)
Accumulated other comprehensive loss	(482)	(293)
Total stockholders’ equity	2,046,349	2,059,793
Total liabilities and stockholders’ equity	$4,135,363	$3,911,388

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended March 31,
	2016	2015

Net income	$24,793	$17,066
Depreciation and amortization of real estate assets	26,372	18,810
Provision for impairment of real estate	—	1,000
Loss on disposition of real estate	347	—
Funds from Operations	51,512	36,876

Adjustments:
Straight-line rental revenue, net	(470)	(108)
Transaction costs	234	259
Non-cash equity-based compensation	1,661	897
Non-cash interest expense	1,696	1,397
Amortization of lease-related intangibles and costs	414	220
Selling stockholder costs	800	—
Adjusted Funds from Operations	$55,847	$39,541

Dividends declared to common stockholders	$38,037	$28,822

Net income per share of common stock:
Basic and Diluted (1)	$0.18	$0.15
FFO per share of common stock:
Basic and Diluted (1)	$0.37	$0.32
AFFO per share of common stock:
Basic and Diluted (1)	$0.40	$0.34

(1)         Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

Investment Portfolio

March 31, 2016

Real Estate Portfolio Information

As of March 31, 2016, STORE Capital’s total investment in real estate and loans approximated $4.3 billion, representing investments in 1,397 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on March 31, 2016, for all leases, loans and direct financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At March 31, 2016, the Company’s 1,397 property locations were operated by over 320 customers. No single customer represented more than 2.6% of annualized base rent and interest and the top ten customers totaled 15.7% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of March 31, 2016:

Customer	% of Annualized Base Rent and Interest	Number of Properties
Gander Mountain Company	2.6%	13
American Multi-Cinema, Inc. (Starplex/Showplex/AMC)	1.9	10
RMH Franchise Holdings, Inc. (Applebee’s)	1.9	33
O’Charley’s LLC	1.6	30
At Home Stores LLC	1.4	5
Mills Fleet Farm Group, LLC	1.3	3
FreedomRoads, LLC (Camping World)	1.3	8
Sailormen, Inc. (Popeyes Louisiana Kitchen)	1.3	41
Rainbow Early Education Holding, LLC	1.2	36
Bellisio Foods, Inc.	1.2	2
All other (311 customers)	84.3	1,216
Total	100.0%	1,397

STORE Capital Corporation

Investment Portfolio

March 31, 2016

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the 343 concepts represented in the Company’s investment portfolio as of March 31, 2016, the largest single concept represented approximately 3.1% of annualized base rent and interest and the top ten concepts totaled less than 19% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of March 31, 2016:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Ashley Furniture HomeStore	3.1%	20
Gander Mountain	2.6	13
Applebee’s	2.3	42
Popeyes Louisiana Kitchen	1.9	64
Starplex Cinemas	1.7	8
O’Charley’s	1.6	30
At Home	1.4	5
Mills Fleet Farm	1.3	3
FreedomRoads/Camping World	1.3	8
Rainbow Child Care Center	1.2	36
All other (333 concepts)	81.6	1,168
	100.0%	1,397

STORE Capital Corporation

Investment Portfolio

March 31, 2016

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across 90 industries within the service, retail and industrial sectors of the U.S. economy.  The following table summarizes those industries as of March 31, 2016:

Customer Industry	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants — full service	15.4%	314	2,178
Restaurants — limited service	8.7	338	952
Movie theaters	7.5	37	1,467
Health clubs	6.9	53	1,693
Early childhood education centers	6.4	137	1,423
Colleges and professional schools	2.2	6	466
Automotive repair and maintenance facilities	2.2	55	217
All other service (39 industries)	21.4	224	7,002
Total service	70.7	1,164	15,398
Retail:
Furniture stores	4.2	27	1,637
Sporting goods and hobby stores	3.0	16	1,050
Lawn and garden equipment and supply stores	2.7	18	1,394
All other retail (11 industries)	6.6	69	2,970
Total retail	16.5	130	7,051
Industrial:
Total industrial (30 industries)	12.8	103	10,821
Total	100.0%	1,397	33,270

STORE Capital Corporation

Investment Portfolio

March 31, 2016

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in 47 of the 50 states (excluding Delaware, Hawaii and Rhode Island). The following table details the top ten geographical locations of the properties as of March 31, 2016:

State	% of Annualized Base Rent and Interest	Number of Properties
Texas	12.4%	115
Illinois	8.4	108
Georgia	6.3	99
Tennessee	5.3	81
Ohio	5.1	80
Florida	4.5	70
California	4.3	21
Arizona	4.1	47
Colorado	3.6	25
North Carolina	3.5	85
All other (37 states) (1)	42.5	666
	100.0%	1,397

(1)         Includes one property in Ontario, Canada which represents 0.1% of annualized base rent and interest.

STORE Capital Corporation

Investment Portfolio

March 31, 2016

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of March 31, 2016, 97% of the Company’s investment portfolio was subject to a triple-net lease. Where the Company owns multiple properties leased to a single customer, 80% of this portion of the investment portfolio was subject to a master lease. Leases and loans representing less than 11% of the annualized base rent and interest will expire in the next ten years (before 2026). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of March 31, 2016:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
Remainder of 2016	—%	—
2017	0.4	10
2018	0.3	3
2019	0.8	8
2020	0.7	5
2021	1.1	8
2022	0.4	5
2023	2.4	36
2024	2.2	23
2025	2.6	22
Thereafter	89.1	1,275
Total	100.0%	1,395

(1)                                 Expiration year of contracts in place as of March 31, 2016 and excludes any tenant renewal option periods.

(2)                                 Excludes two properties which were vacant and not subject to a lease as of March 31, 2016.